Letter to the Shareholders
Of
AmeriChip International Inc.

This letter contains forward-looking statements. The words or phrases "would be," "would allow," "intends to," "will likely result," "are expected to," "will continue," "anticipate," "expect," "estimate," "project," "indicate," "could," "can," "potentially," "should," "believe," "considers," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. These risks and uncertainties include: factors set forth in the Company's periodic reports filed with the Securities and Exchange Commission which may be reviewed by accessing the SEC's EDGAR system at www.sec.gov. Statements made herein are as of the date of this letter and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

It has been said ”obstacles are merely stepping stones to success.” If this is indeed true, then AmeriChip has passed the litmus test. Almost two years have passed since AmeriChip became a public company. We have always had one very important goal and we have attained that goal. With the acquisition of KSI Machine and Engineering, AmeriChip will soon be a Tier One Supplier.

I have received many calls from interested shareholders who would like to know more about the importance of being a “Tier One” Supplier. They also question why KSI is a valuable acquisition as compared to American Production Machining (“APM”) and why the LACC (Laser Assisted Chip Control) technology will revoluntionize certain aspects of machining.

Being a Tier One Status supplier affords AmeriChip the opportunity to quote on any and all contracts available from the Big Three Automakers. Even though the work currently processed at KSI will not benefit from the LACC process, our acquisition of KSI enables us to quote on other contracts in which the LACC process can be applied.

KSI is a valuable addition to your Company. KSI has a Triple A Credit rating, is one of the industry’s top rated suppliers of machined castings and has State of the Art equipment and machinery. When you include their CAD technology and the reality that it is a profitable company with excellent cash flow, it is not difficult to understand why we set our sights on KSI. In addition, KSI is presently running only one shift, which equates to one-third of its potential production capacity and has guaranteed work for full capacity by adding two more shifts and weekends.

The facility, our new corporate headquarters, has sufficient space to permit growth, including adding a process lab and a platform to launch new LACC projects. We will now be able to implement our LACC business plan. We are looking forward to working from our new world-class corporate offices. With the help of Jim Kotsonis, the founder of KSI, who will be joining our Board of Directors, we believe that the transition will be seamless and we look forward to working with him.

Over the past two months I have been asked why we chose to acquire KSI before American Production Machining (“APM”), particularly since we have been pursuing APM for over a year and only recently came upon KSI.

While it is true, to our knowledge, that the machines at APM are around five years old, the company is, according to the court documents, profitable. However, the acquisition process within the jurisdiction of the Bankruptcy Court System has proven to be a long and arduous process. KSI, with a Triple A credit rating and newer machines allows us to immediately implement our business plan.

KSI is a stock purchase and APM would be an asset purchase. When AmeriChip closes on the KSI acquisition it will automatically obtain the A1 credit of KSI and will have the ability to lease equipment with minimal cash or no cash layout. The ability to do this will help enormously in financing the rapid growth of AmeriChip.

If we were to acquire APM first, we would have no credit because we believe we would be viewed as a start-up corporation. Although the proposed acquisition of APM is not critical to the business model of AmeriChip we are still pursuing this acquisition as well as many others. In fact, the KSI acquisition should make this easier.

The KSI purchase is the perfect first acquisition for your company. We are still intent on acquiring APM by the end of the second quarter of this year. This should add up to 12 million dollars in gross sales making APM a valuable addition to the Company.

There have been comments made that the patented LACC process is ten years old and therefore of no value. We disagree. I would like to share with you how the LACC process was developed.

Ed Rutkowski invented the process not only for LACC but LACC with water jet. He submitted his patent to Fruenhoffer, a worldwide think tank that only accepts a limited number of patents and helps develop them using grant money from around the world. These patents are carefully scrutinized and it is important to note that Ed Rutkowski joined a very elite club. One of the top 3 auto companies then helped Fruenhoffer scrutinize the patent and its feasibility. The videos that are on the AmeriChip International corporate site (www.americhipintl.com) are from the testing that was conducted over several years. They deemed the process “concept approved”. There were many, many obstacles we had to clear before we could bring it to the marketplace. The industrial market spends hundreds of millions of dollars on chip control and coolant for chip control per year and there is tremendous need for consistent chip control.

Management believes that it is an accepted fact that many good ideas and inventions die on the drawing board as a result of the lack of money or the drive to make it happen. As of today, we have surmounted all those obstacles and have used them as stepping-stones to the success we intend to create. The patent has many years left on it and your company has additional enhancements that will add 20 years to the existing patents. We intend to submit these enhancements by June 2005.

The members of our Board of Directors are so dedicated to the LACC process they have been working exclusively for AmeriChip for the last 6 months and I have been devoting all my energies and time for the past three years. My goal has been to become a Tier One Supplier with both ISO9000 and QS9000. This has been a serious challenge given the post 9-11 era where equity based funding has been almost impossible to secure for start-ups.

We will achieve all of this with the acquisition of KSI. Not only can we quote existing work on the production floor of automotive, but we can also quote and receive orders that are in process for new models. Our Tier One Status means that we do not have to conduct testing each and every time we laser parts for an existing job, we simply quote on the job as the lowest cost supplier, run our capability test parts and we are ready to go. We are confident that we will be able to under quote every job that can be affected by the LACC process when compared to the competition. We can quote, receive orders and qualify the job in 60 days or less. Once the job commences, the process is so quickly implemented by the laser that only one laser is needed to fulfill production for many jobs simultaneously. The process, specifically programmed for each part to be lasered, is recorded in memory, to be recalled at the push of a button.

As any sports fan knows, it is really easy to be a Monday morning quarterback. Building a company from the ground up in the 21st century is a challenge, to say the least. I am confident that the team of professionals that we have gathered together to help us achieve our goals are capable, diligent, determined and hardworking. Ed Rutkowski, Russ Weldon and I are native sons of Detroit. The automotive industry is in our blood. We are excited and proud to be a part of making significant changes in the industry that is so near and dear to our hearts and an industry that helped make this nation what it is today.

As we add two new shifts at the KSI facility, we will live up to our mission statement “Keeping Jobs in America for Americans” and we will succeed through hard work, dedication and determination to make it happen. We will face all obstacles head-on as we have done in the past, and we are determined to make AmeriChip synonymous with the phrase “Machining Redefined.” Thank you for your support in the past and we look forward to a successful New Year at AmeriChip.

Marc Walther
President & CEO.